Filed Pursuant to Rule 424(b)(5)

PROSPECTUS	Registration No. 333-293864

Up to $100,000,000

Common Stock

We have entered into an Open Market Sale AgreementSM (the “Sales Agreement”) with Jefferies LLC (“Jefferies”), dated February 27, 2026, relating to the sale of shares of our common stock, par value $0.001 per share (the “Common Stock”), offered by this prospectus. In accordance with the terms of the Sales Agreement, pursuant to this prospectus, we may offer and sell shares of our Common Stock having an aggregate offering price of up to $100,000,000 from time to time through or to Jefferies acting as sales agent.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “IBIO.” On March 4, 2026, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $2.83 per share.

Sales of our Common Stock, if any, under this prospectus will be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Jefferies is not required to sell any specific number or dollar amount of securities, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Jefferies and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to Jefferies for sales of shares of our Common Stock sold pursuant to the Sale Agreement will be at a commission rate of up to 3.0% of the aggregate gross proceeds of any shares of our Common Stock sold under the Sales Agreement. In connection with the sale of the Common Stock hereunder on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Jefferies with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Plan of Distribution” on page 11 regarding the compensation to be paid to Jefferies.

We are a “smaller reporting company” as defined under U.S. federal securities laws and as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so for future filings. See “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

Investing in our Common Stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus is March 6, 2026

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ABOUT THIS PROSPECTUS

This prospectus relates to part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in our base prospectus included in the shelf registration statement in one or more offerings up to a total aggregate offering price of $200,000,000. The $100,000,000 of shares of Common Stock that may be offered, issued and sold under this prospectus is included in the $200,000,000 of securities that may be offered, issued and sold by us pursuant to our shelf registration statement.

Before buying any of our shares of Common Stock that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

This prospectus describes the terms of this offering of our shares of Common Stock and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference into this prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and Jefferies has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Jefferies is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated by reference in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read this prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus forms a part or any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “iBio,” the “Company,” “we,” “us,” “our” and similar references refer to iBio, Inc., an entity incorporated under the laws of the State of Delaware, and where appropriate our consolidated subsidiaries.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all the information that may be important to purchasers of our securities. This summary is not intended to be complete and does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 5 and other documents or information included or incorporated by reference in this prospectus before making an investment decision.

Overview

iBio, Inc. (the “Company” or “iBio”) is a preclinical stage biotechnology company leveraging the power of Artificial Intelligence (“AI”) for the development of hard-to-drug precision antibodies in the cardiometabolic and obesity space. Our core mission is to harness the potential of AI and machine learning (“ML”) to unveil novel biologics which other scientists have been unable to develop. Through our innovative AI Drug Discovery Platform, we have been able to identify differentiated molecules aimed to address unmet needs by current approved interventional therapies.

We believe the future treatment for obesity lies not just in overall weight loss—but in targeted weight loss. Current interventional therapies, such as glucagon-like peptide-1 (“GLP-1”) receptor agonists have ushered in a breakthrough era, yet challenges remain: muscle loss, fat regain after treatment cessation, and long-term tolerability. We are developing second-generation therapies aimed to meet these unmet needs, using the power of AI-guided antibody design and advanced screening technologies.

Our obesity strategy is built on three key principles. First, we aim to develop next-generation antibody therapeutics addressing limitations of currently approved treatments, offering options with a goal to preserve muscle mass, target fat selectively, and provide durable weight loss with improved tolerability. Second, we are focusing on targets with strong human validation, which we believe both helps reduce development risk and increase the likelihood of clinical success. Lastly, we are applying our integrated AI Drug Discovery Platform and deep scientific expertise to rapidly generate development-ready biologics, enabling it to move with speed and precision in a competitive and fast-evolving field. Our current therapeutics are all in preclinical development and we have not completed any clinical trials in humans for any therapeutic protein product candidate produced using our technology. There is a risk that we will be unsuccessful in developing or commercializing any product candidates. Despite the foregoing, we anticipate IBIO-600 will enter Phase 1a clinical trials in the first half of calendar 2026, which would mark a pivotal milestone for us as the first molecule generated from our technology platform to advance into clinical development. In parallel, with shifting our focus to IBIO-610, potentially the first long-acting antibody inhibiting Activin E, we have accelerated the development of IBIO-610 and anticipates the commencement of first human clinical trials in early calendar 2027.

Our discovery and development work is conducted at our San Diego research and development (“R&D”) laboratory space, where our AI and ML scientists and biopharma researchers operate side by side. This close integration of disciplines enables rapid iteration between in silico design and wet-lab validation, compressing the timeline from hypothesis to lead selection. With our AI Drug Discovery Platform, focused pre-clinical pipeline, and growing scientific and leadership team, we are building a durable and differentiated position in obesity therapeutics—one designed to outlast the first wave and define what comes next.

Our approach to the evolving needs in obesity treatment is facilitated on a fully integrated antibody discovery platform, designed from the ground up for precision, speed and developability. At the core of our AI Drug Discovery Platform is an AI-enabled epitope steering engine enabling us to precisely direct antibodies to functional hotspots on even the most challenging targets—often considered "undruggable." When combined with our antibody optimization platform, which deeply integrates generative AI tools with mammalian display technology, we can progress from concept to development-ready antibody in as little as seven months.

Our strategic approach to fulfilling our mission is outlined as follows:

•	Disease area strategy rests on three pillars:

o	Therapeutic Focus: Develop potential therapies that either complement or follow GLP-1 treatment, or provide well-tolerated monotherapy alternatives for patients unable or unwilling to remain on GLP-1s.

o	Target Selection: Prioritize targets with strong human validation – genetic or pharmacologic – to reduce development risk and increase the likelihood of achieving first- or best-in-class outcomes.

o	Competitive Edge: Leverage the integration of our AI-driven discovery platform, domain expertise, experienced personnel and advancing preclinical pipeline to accelerate differentiation and unlock targets others cannot.

•	Capital efficient business approach: Our strategic business approach is structured around the following pillars of value creation:

o	Developing and Advancing our In-house Preclinical Programs Cost Effectively: Drug discovery and clinical advancement of our pipeline remain central to our success. We continue to advance programs in obesity and cardiometabolic diseases with the goal of becoming a clinical-stage company, while also evaluating potential partnerships around select obesity assets to maximize their value and accelerate development timelines.

o	Strategic Collaborations: We continue to pursue selective strategic collaborations using our existing portfolio of obesity and immuno-oncology assets, in order to accelerate our preclinical programs efficiently.

o	Out-Licensing in Diverse Therapeutic Areas: We are evaluating opportunities for out-licensing our AI Drug Discovery Platform to broaden the use of our platform technologies beyond our core focus areas of obesity and cardiometabolic disease. These opportunities include potential partnerships in therapeutic areas such as immunology, inflammation, pain, and vaccines. Through such arrangements, we aim to provide partners with access to our AI-based discovery and screening technologies while generating potential revenue streams and maintaining operational focus on our internal research and development priorities.

In essence, we believe we are sculpting a future where cutting-edge AI-driven biotechnology propels the discovery of intricate biologics, fostering partnerships, accelerating innovation, and propelling the advancement of science.

Our current pre-clinical product candidate pipeline is set forth below.

General Corporate Information

We were incorporated under the laws of the State of Delaware on April 17, 2008, under the name iBioPharma, Inc. We merged with InB:Biotechnologies, Inc., a New Jersey corporation, on July 25, 2008, and changed our name to iBio, Inc. on August 10, 2009.

Our principal executive offices are located at 11750 Sorrento Valley Road, Suite 200, San Diego, California 92121 and our telephone number is (979) 446-0027. Our website address is www.ibioinc.com. The information contained on, or accessible through, our website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will continue to be a smaller reporting company after this offering as long as either (1) the market value of our stock held by non-affiliates is less than $250 million or (2) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. As a smaller reporting company we may take advantage of certain reduced disclosure obligations available to smaller reporting companies, including reduced disclosure about our executive compensation arrangements and the requirements to provide only two years of audited financial statements in our annual reports and registration statements.

As a result, the information in this prospectus supplement and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

THE OFFERING

Common stock to be offered by us pursuant to this prospectus	Shares of our Common Stock having an aggregate offering price of up to approximately $100,000,000.

Common stock to be outstanding after the offering	Up to 75,029,390 shares, assuming the sale of 40,485,829 shares of our Common Stock in this offering at an assumed offering price of $2.47 per share, which was the last reported sale price of our Common Stock on the Nasdaq Capital Market on February 24, 2026. The actual number of shares issued will vary depending on the sales price under this offering.

Plan of Distribution	“At the market offering” that may be made from time to time for our Common Stock through or to Jefferies acting as sales agent. See the section of this prospectus entitled “Plan of Distribution” beginning on page 11.

Use of Proceeds	We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, including, to acquire, license or invest in assets, businesses, technologies, product candidates or other intellectual property and to repurchase securities. See the section of this prospectus entitled “Use of Proceeds” beginning on page 9.

Risk Factors	You should read the “Risk Factors” section of this prospectus beginning on page 5 and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase shares of our Common Stock.

Nasdaq Capital Market Trading Symbol	IBIO

Unless we indicate otherwise, all information in this prospectus supplement is based on 34,543,561 shares of Common Stock outstanding as of February 24, 2026. The number of shares outstanding as used throughout this prospectus supplement, unless otherwise indicated, excludes, as of February 24, 2026:

•	2,768,294 shares of Common Stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $3.56 per share;

•	89,042,863 shares of Common Stock issuable upon the exercise of pre-funded warrants outstanding at a weighted average exercise price of $0.001 per share;

•	38,555,185 shares of Common Stock issuable upon the exercise of all other warrants outstanding at a weighted average exercise price of $0.88 per share; and

•	306,086 shares of Common Stock reserved for future issuance under the 2023 Omnibus Equity Incentive Plan.

In addition, unless we specifically state otherwise, all information in this prospectus reflects and assumes no exercise of outstanding stock options or previously issued and outstanding pre-funded warrants or warrants.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should consider carefully the risks described below and those described under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended June 30, 2025, any subsequent Annual Reports on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus and documents incorporated by reference into this prospectus before deciding whether to purchase any of the Common Stock being offered under this prospectus. If any of the risks actually occur, our business, consolidated financial condition or results of operations could be adversely affected. In such case, the trading price of our Common Stock could decline and you could lose all or part of your investment. Our actual results could differ materially from those anticipated in the forward-looking statements made throughout this prospectus as a result of different factors, including the risks we face described below.

Risks Related to this Offering

Our management will have broad discretion over the use of proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion over the use of proceeds from this offering. We currently intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes, including, to acquire, license or invest in assets, businesses, technologies, product candidates or other intellectual property and to repurchase securities. The precise amount and timing of the application of these proceeds will depend upon a number of factors, such as the timing and progress of our research and development efforts, our funding requirements and the availability and costs of other funds. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Depending on the outcome of our efforts and other unforeseen events, our plans and priorities may change and we may apply the net proceeds of this offering in different manners than we currently anticipate. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds, if any, may be used for corporate purposes that do not improve our operating results or enhance the value of our Common Stock. The failure of our management to use these funds effectively could have a material adverse effect on our business and cause the market price of our Common Stock to decline. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments and U.S. government securities. These investments may not yield a favorable return to our stockholders.

If you purchase shares of our Common Stock sold in this offering, you will experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

The price per share of our Common Stock being offered may be higher than the net tangible book value per share of our outstanding Common Stock prior to this offering. Assuming that an aggregate of 40,485,829 shares of our Common Stock are sold at a price of $2.47 per share, the last reported sale price of our Common Stock on the Nasdaq Capital Market on February 24, 2026, new investors in this offering will incur immediate dilution of $0.10 per share, representing the difference between our as adjusted net tangible book value per share as of December 31, 2025, after giving effect to this offering and the assumed price. For a more detailed discussion of the foregoing, see the section entitled “Dilution” elsewhere in this prospectus. To the extent that our outstanding stock options or warrants are exercised, there will be further dilution to new investors.

Our need for future financing may result in the issuance of additional securities which will cause investors to experience dilution.

Our cash requirements may vary from those now planned depending upon numerous factors. We expect to require additional capital until our operations generate sufficient revenue to cover our expenses. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. There are no other commitments by any person for future financing. Our securities may be offered to other investors at a price lower than the price per share offered to current stockholders, or upon terms which may be deemed more favorable than those offered to current stockholders. In addition, the issuance of securities in any future financing may dilute an investor’s equity ownership and have the effect of depressing the market price for our securities. Moreover, we may issue derivative securities, including options and/or warrants, from time to time, to procure qualified personnel or for other business reasons. The issuance of any such derivative securities, which is at the discretion of our board of directors, may further dilute the equity ownership of our stockholders.

We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. No assurance can be given as to our ability to procure additional financing, if required, and on terms deemed favorable to us. To the extent additional capital is required and cannot be raised successfully, we may then have to limit our then current operations and/or may have to curtail certain, if not all, of our business objectives and plans.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our Common Stock.

Our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), authorizes the issuance of 275,000,000 shares of our Common Stock and 1,000,000 shares of preferred stock. In certain circumstances, shares of our Common Stock, as well as the awards available for issuance under our equity incentive plans, can be issued by our board of directors, without stockholder approval. Any future issuances of such stock would further dilute the percentage ownership of us held by holders of our Common Stock and preferred stock. In addition, the issuance of certain securities, including pursuant to the terms of our stockholder rights plan, may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the Common Stock.

Because we do not intend to declare cash dividends on our shares of Common Stock in the foreseeable future, stockholders must rely on appreciation of the value of our Common Stock for any return on their investment.

We have never declared or paid cash dividends on our Common Stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. As a result, we expect that only appreciation of the price of our Common Stock, if any, will provide a return to investors in this offering for the foreseeable future.

Resales of our Common Stock in the public market during this offering by our stockholders may cause the market price of our Common Stock to fall.

We may issue shares of our Common Stock from time to time in connection with this offering. This issuance from time to time of these new shares of our Common Stock, or our ability to issue these shares of our Common Stock in this offering, could result in resales of our Common Stock by our current stockholders concerned about the potential dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Common Stock.

Moreover, certain holders of our Common Stock have rights, subject to conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Registration of these shares under the Securities Act results in the shares becoming freely tradeable in the public market, subject to the restrictions of Rule 144 in the case of our affiliates. If any of the shares that we have registered, or will register, for resale are sold, or if it is perceived that they will be sold, in the public market, the market price of our Common Stock could decline.

The actual number of shares we will issue under the Sales Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver placement notices to Jefferies at any time throughout the term of the Sales Agreement. The number of shares that are sold by Jefferies after delivering a placement notice will fluctuate based on the market price of the Common Stock during the sales period and limits we set with Jefferies.

The shares of Common Stock offered pursuant to this prospectus will be sold in an “at the market offering,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares of Common Stock under this prospectus at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience declines in the value of their shares as a result of share sales made at prices lower than the prices they paid.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this prospectus and the documents incorporated by reference herein are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” or the negative of these words or other comparable terminology, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, statements about:

•	our ability to secure sufficient additional capital in the near term or implement other strategies needed to alleviate our current doubt about our ability to continue as a going concern;

•	our estimates regarding expenses, future revenue and capital requirements and our expectations regarding our ability to fund our operating expenses and capital expenditure requirements with our cash and cash equivalents;

•	the initiation, timing, progress and results of our research and development programs, including preclinical studies and future clinical trials;

•	the potential advantages and benefits of our current and future product candidates;

•	our expectations regarding the success of our EngageTx™ platform and our ability to use our proprietary technology stack to facilitate the development of product candidates;

•	our strategic plans to research, develop and, if approved, subsequently commercialize any product candidates we may develop;

•	our ability to identify additional products, product candidates or technologies with significant potential that are consistent with our research, development and commercial objectives;

•	our manufacturing capabilities and strategy, including our reliance on third parties to manufacture our current or future product candidates;

•	our expectations regarding our ability to obtain and maintain intellectual property protection for our product candidates and proprietary discovery technology;

•	the timing of and our ability to submit investigational new drug applications or biologic license applications for, and, if cleared or approved, maintain such regulatory applications or approvals for our product candidates;

•	our commercialization and marketing capabilities and strategy related to our product candidates, if approved;

•	the rate and degree of market acceptance of our product candidates, if approved;

•	our estimates regarding the addressable patient population and potential market opportunity for our current and future product candidates;

•	developments relating to or impacting our competitors and our industry, including the impact of current or future government laws and regulations on us, third parties with whom we do business and our industry;

•	the impact of current or future government laws and regulations on us or third parties with whom we do business and our industry;

•	our competitive position and expectations regarding developments and projections relating to our current or future competitors and any competing therapies that are or become available;

•	our ability to establish and maintain collaborations and strategic partnerships and realize the expected benefits of such arrangements, including our collaboration agreement with AstralBio, Inc. (“AstralBio”) and the National Institute of Allergy and Infectious Diseases;

•	our expectations regarding milestones, option-related fees and other contingent payments under certain of our existing agreements;

•	the impact of general economic conditions, including inflation and the imposition of new or revised global trade tariffs;

•	our anticipated use of the proceeds from this offering; and

•	our expectations regarding the number of shares we may sell hereunder and the proceeds generated thereby.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

Any forward-looking statements in this prospectus, the documents incorporated by reference herein, and any free writing prospectus that we may have authorized for use in connection with this offering, reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus and the documents incorporated by reference herein, particularly in the sections titled “Risk Factors”, that could cause actual results or events to differ materially from the forward-looking statements that we make. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make or enter into.

USE OF PROCEEDS

We may issue and sell shares of our Common Stock having aggregate gross proceeds of up to $100,000,000 from time to time under this prospectus. Because there is no minimum offering amount for the shares that we may offer from time to time, the actual total offering amount, commissions to Jefferies and proceeds to us, if any, are not determinable at this time. The amount of proceeds from this offering will depend upon the number of shares of our Common Stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares of our Common Stock under or fully utilize the Sales Agreement as a source of financing.

We currently intend to use the net proceeds, if any, from the sales of shares of our Common Stock offered by this prospectus for working capital and general corporate purposes, including, to acquire, license or invest in assets, businesses, technologies, product candidates or other intellectual property and to repurchase securities.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received from this offering. The amounts and timing of our actual expenditures will depend on numerous factors including our operating costs and the amount of funding, if any, received from grants. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of management regarding the application of the net proceeds from the offering. Our board of directors believes the flexibility in application of the net proceeds is prudent.

We may find it necessary or advisable to reallocate the net proceeds of this offering; however, any such reallocation would be substantially limited to the categories set forth above as we do not intend to use the net proceeds for other purposes. Pending such uses set forth above, we plan to invest the net proceeds in government securities and other short-term investment grade, marketable securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and we do not currently intend to pay any cash dividends on our Common Stock in the foreseeable future. We expect to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends, if any, on our Common Stock will be at the discretion of our board of directors and will depend on, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

DILUTION

Our net tangible book value as of December 31, 2025 was approximately $52.2 million, or $1.74 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our Common Stock outstanding as of December 31, 2025. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the net tangible book value per share of our Common Stock immediately after this offering.

After giving effect, subsequent to December 31, 2025, to: (i) the issuance of 1,079,391 shares of Common Stock upon the exercise of pre-funded warrants and our receipt of the aggregate exercise price of $1,079; (ii)  the issuance of 1,408,481 shares of Common Stock and our receipt of net proceeds of approximately $24.3 million in connection with a private placement on January 13, 2026, (iii) the issuance of 2,002,619 shares of Common Stock upon the exercise of Series F warrants and our receipt of the aggregate exercise price of approximately $1.7 million; and (iv) our receipt of $2.5 million upon the exercise of pre-funded warrants to purchase up to 3,570,000 shares of Common Stock (which pre-funded warrants were exercised for new pre-funded warrants rather than shares of Common Stock and, therefore, the 3,570,000 shares of Common Stock underlying the pre-funded warrants exercised are not included in the pro forma adjustments), our pro forma net tangible book value as of December 31, 2025 would have been approximately $80.7 million, or $2.34 per share.

After giving effect to the pro forma adjustments above and the sale of 40,485,829 shares of our Common Stock in this offering at an assumed offering price of $2.47 per share, which is the closing price of our Common Stock on the Nasdaq Capital Market on February 24, 2026, for aggregate gross proceeds of $100 million, and after deducting commissions and estimated offering expenses payable by us, our pro forma, as adjusted net tangible book value as of December 31, 2025 would have been approximately $178 million, or $2.37 per share. This represents an immediate increase in pro forma net tangible book value of $0.03 per share to existing stockholders and an immediate dilution of $0.10 per share to new investors purchasing securities in this offering at the assumed public offering price. The following table illustrates this per share dilution:

Assumed public offering price per share		$2.47
Historical net tangible book value per share as of December 31, 2025	$1.74
Increase in net tangible book value per share attributable to the pro forma adjustments described above	$0.60
Pro forma net tangible book value per share as of December 31, 2025	$2.34
Increase in pro forma net tangible book value per share attributable to this offering	$0.03
Pro forma as adjusted net tangible book value per share as of December 31, 2025, after giving effect to this offering		$2.37
Dilution per share to new investors purchasing our Common Stock in this offering		$0.10

The table above assumes for illustrative purposes that an aggregate of 40,485,829 shares of our Common Stock are sold at an assumed offering price of $2.47 per share, the last reported sale price of our Common Stock on The Nasdaq Capital Market on February 24, 2026, for aggregate gross proceeds of $100 million. The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $2.47 per share, the last reported price of our Common Stock on The Nasdaq Capital Market on February 24, 2026, assuming $100 million of shares of our Common Stock is sold at that price, would increase our pro forma net tangible book value per share after the offering to $2.81 per share and the dilution in net tangible book value per share to new investors in this offering would be $0.66 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $2.47 per share, the last reported price of our Common Stock on The Nasdaq Capital Market on February 24, 2026, assuming $100 million of shares of our Common Stock is sold at that price, would decrease our pro forma net tangible book value per share after the offering to $1.74 per share and the accretion in net tangible book value per share to new investors participating in this offering would be $0.27 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

The above discussion and table is based on 30,053,070 shares of our Common Stock outstanding as of December 31, 2025, and excludes as of December 31, 2025:

•	1,542,294 shares of Common Stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $4.64 per share;

•	76,898,997 shares of Common Stock issuable upon the exercise of pre-funded warrants outstanding at a weighted average exercise price of $0.001 per share;

•	40,557,804 shares of Common Stock issuable upon the exercise of all other warrants outstanding at a weighted average exercise price of $0.88 per share; and

•	29,433 shares of Common Stock reserved for future issuance under the 2023 Omnibus Equity Incentive Plan.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our Common Stock or outstanding warrants to purchase shares of our Common Stock. To the extent that any of these outstanding options or warrants are exercised or we issue additional shares under our equity incentive plans, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement with Jefferies, under which we may offer and sell our shares of Common Stock from time to time through Jefferies acting as agent. Pursuant to this prospectus, we may issue and sell up to $100,000,000 of shares of our Common Stock. Sales, if any, under this prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

Each time we wish to issue and sell our shares of Common Stock under the Sales Agreement, we will notify Jefferies of the number of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed Jefferies, unless Jefferies declines to accept the terms of such notice, Jefferies has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of Jefferies under the Sales Agreement to sell our shares of Common Stock are subject to a number of conditions that we must meet.

The settlement of sales of shares between us and Jefferies is generally anticipated to occur on the first trading day following the date on which the sale was made. Sales of our shares of Common Stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and Jefferies may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Jefferies a commission of up to 3.0% of the aggregate gross proceeds we receive from each sale of our shares of Common Stock. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse Jefferies for the fees and disbursements of its counsel, payable upon execution of the Sales Agreement, in an amount not to exceed $100,000, in addition to certain ongoing disbursements of its legal counsel. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed underwriting compensation for this offering. We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to Jefferies under the terms of the Sales Agreement, will be approximately $250,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

Jefferies will provide written confirmation to us before the open on the Nasdaq Capital Market on the day following each day on which our shares of Common Stock are sold under the Sales Agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the proceeds to us.

In connection with the sale of our shares of Common Stock on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have agreed to indemnify Jefferies against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments Jefferies may be required to make in respect of such liabilities.

The offering of our shares of Common Stock pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all shares of our Common Stock subject to the Sales Agreement and (ii) the termination of the Sales Agreement as permitted therein. We and Jefferies may each terminate the Sales Agreement at any time upon ten trading days’ prior notice.

This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Sales Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “IBIO.”

Jefferies and its affiliates may in the future provide various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they may in the future receive customary fees. In the course of its business, Jefferies may actively trade our securities for its own account or for the accounts of customers, and, accordingly, Jefferies may at any time hold long or short positions in such securities.

A prospectus in electronic format may be made available on a website maintained by Jefferies, and Jefferies may distribute the prospectus electronically.

LEGAL MATTERS

The validity of the securities offered will be passed upon for us by Blank Rome LLP, New York, New York. Covington & Burling LLP, New York, New York is acting as counsel for Jefferies in connection with this offering.

EXPERTS

The consolidated financial statements of iBio Inc. and its subsidiaries for the two years ended June 30, 2025 have been audited by Grassi & Co., CPAs, P.C., independent registered public accounting firm, as set forth in their report thereon appearing in iBio Inc. and Subsidiaries Annual Report on Form 10-K for the year ended June 30, 2025, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report, which includes an explanatory paragraph on our ability to continue as a going concern, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Additional information about iBio, Inc. is contained at our website, www.ibioinc.com. Information on our website is not incorporated by reference into this prospectus. We make available on our website our SEC filings as soon as reasonably practicable after those reports are filed with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file number for the documents incorporated by reference in this prospectus is 001-35023. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 filed with the SEC on September 5, 2025, including the information specifically incorporated by reference in the Annual Report on Form 10-K from our definitive proxy statement for our 2025 Annual Meeting as filed with the SEC on October 6, 2025;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, filed with the SEC on November 12, 2025 and our Quarterly Report on Form 10-Q/A (Amendment No. 1) for the fiscal quarter ended September 30, 2025, filed with the SEC on November 17, 2025;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2025, filed with the SEC on February 10, 2026;

•	Our Current Reports on Form 8-K filed with the SEC and August 1, 2025, August 18, 2025 (other than as indicated therein), August 21, 2025 (other than as indicated therein), October 30, 2025 (other than as indicated therein), November 4, 2025, November 17, 2025 (other than as indicated therein), November 21, 2025, January 12, 2026, and February 27, 2026; and

•	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 3, 2025 (Commission File No. 001-35023), including any amendments or reports filed for the purpose of updating such description, and (ii) Exhibit 4.2—Description of Securities of iBio, Inc. to our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 filed with the SEC on September 5, 2025.

We also incorporate by reference into this prospectus all documents (other than portions of those documents not deemed filed) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (Commission File Number 001-35023) after (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Information in such future filings updates and supplements the information provided in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, including exhibits that are specifically incorporated by reference into such documents. You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

iBio, Inc.

11750 Sorrento Valley Road, Suite 200

San Diego, California 92121

(979) 446-0027

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at www.ibioinc.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus or any accompanying prospectus supplement.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

Up to $100,000,000

Common Stock

Prospectus

Jefferies

March 6, 2026